PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

April 5, 2018

The Board of Trustees of The Prudential Series Fund

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waivers for The Prudential Series Fund

Dear Trustees:

PGIM Investments LLC (the "Manager") hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fee as more particularly described and set forth for each Portfolio of The Prudential Series Fund (the “Trust”), as listed on Exhibit A attached hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

Exhibit A

Global Portfolio: The Manager has contractually agreed to waive 0.024% of its investment management fee through June 30, 2019. This arrangement may not be terminated or modified prior to June 30, 2019 without the prior approval of the Trust’s Board of Trustees.

Natural Resources Portfolio: The Manager has contractually agreed to waive 0.008% of its investment management fee through June 30, 2019. This arrangement may not be terminated or modified prior to June 30, 2019 without the prior approval of the Trust’s Board of Trustees.

SP International Growth Portfolio: The Manager has contractually agreed to waive 0.011% of its investment management fee through June 30, 2019. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio's investment management fee plus other expenses (exclusive, in all cases of, distribution and/or service (12b-1) fees, administration fees, interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), extraordinary expenses, acquired fund fees and expenses, and certain other Portfolio expenses such as dividend and interest expense and broker charges on short sales) do not exceed 1.010% of the Portfolio's average daily net assets through June 30, 2019. These arrangements may not be terminated or modified without the prior approval of the Trust’s Board of Trustees. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year.

SP Small-Cap Value Portfolio: The Manager has contractually agreed to waive 0.008% of its investment management fee through June 30, 2019. This may arrangement not be terminated or modified prior to June 30, 2019 without the prior approval of the Trust’s Board of Trustees.